EXHIBIT N

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-2 of RENN Global Entrepreneurs Fund, Inc. (formerly known as Renaissance Capital Growth and Income Fund III, Inc.) our report dated March 18, 2009, relating to the financial statements of Renaissance Capital Growth and Income Fund III, Inc. which appear in such Registration Statement.

KBA GROUP LLP
Dallas, Texas
August 20, 2009